                                                                    EXHIBIT 99.1



               LASER VISION CENTERS, INC. FINALIZES ACQUISITION OF
                         MIDWEST SURGICAL SERVICES (MSS)


ST. LOUIS, MISSOURI--DECEMBER 15, 1998--LASER VISION CENTERS, INC., (NASDAQ:
LVCI) announced today that it has completed the acquisition of Midwest Surgical Services, Inc., (MSS). LaserVision announced just last week that it intended to acquire MSS, a profitable, privately held, Minneapolis based provider of mobile cataract services to ophthalmologists in small markets. It currently provides these services to 146 surgeons at 185 sites in 24 states and has 44 employees. LaserVision believes MSS is the largest U.S. provider of mobile cataract services.

LaserVision acquired all the stock of MSS for an initial payment of $3.5 million in cash and notes, with potential additional consideration of up to $8.25 million in cash and LaserVision common stock based on the performance of MSS through July 2001.

Laser Vision Centers, Inc. is the world's largest operator of excimer lasers with locations in the United States, Canada, the United Kingdom, Ireland, Sweden and Greece. The excimer laser is a device which allows eye surgeons to correct nearsightedness, farsightedness and astigmatism with an outpatient procedure which usually lasts less than one minute.

Except for historical information, statements relating to the Company's plan, objectives and future performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Because of various risks and uncertainties, actual strategies and results in future periods may differ materially from those currently expected. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission.

                                       ###

Contact:     John A. Stiles
             314-434-6900
             jstiles@laservision.com
             http://www.laservision.com